Exhibit 5.1

Akerman Senterfitt One Southeast Third Avenue Suite 2500 Miami, FL 33131-1714 Tel: 305.374.5600 Fax: 305.374.5095

August 28, 2012

Catalyst Pharmaceutical Partners

355 Alhambra Circle, Suite 1500

Coral Gables, FL 33134

Re: Registered Direct Public Offering

Ladies and Gentlemen:

Reference is made to our opinion dated December 2, 2010 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (Registration No. 333-170945) filed with the Securities and Exchange Commission (the “Commission”) on December 3, 2010, as amended by Amendment No. 1 to Registration Statement on Form S-3 filed with the Commission on December 15, 2010 (the “Registration Statement”) by Catalyst Pharmaceutical Partners, Inc. (the “Company”) pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”).

We are rendering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”) dated August 28, 2012. The Prospectus Supplement relates to the offering by the Company of 4,000,000 shares of the Company’s common stock, par value $0.001 per share, that will be issued pursuant to the Prospectus Supplement (the “Common Shares”), the Warrants to purchase 1,200,000 shares of common stock (the “Warrants”) and the 1,200,000 shares of common stock (the “Warrant Shares” and collectively with the Common Shares, the “Shares”) that are issuable upon the exercise of the Warrants, which Shares are covered by the Registration Statement, together with the associated preferred stock purchase rights for Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company (the “Rights”), issuable pursuant to the Rights Agreement, dated as of September 20, 2011, between the Company and Continental Stock Transfer and Trust Company, as rights agent. We understand that the Shares and Warrants are to be offered and sold in the manner set forth in the Registration Statement and the Prospectus Supplement.

This opinion letter is being furnished in accordance with the requirements of Item 601(e)(i) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or implied beyond the opinions expressly so stated.

akerman.com

BOCA RATON    DALLAS    DENVER    FORT LAUDERDALE     JACKSONVILLE    LAS VEGAS    LOS ANGELES    MADISON    MIAMI    NAPLES

NEW YORK    ORLANDO    PALM BEACH    SALT LAKE CITY    TALLAHASSEE    TAMPA     TYSONS CORNER    WASHINGTON, D.C.

WEST PALM BEACH

Catalyst Pharmaceutical Partners

August 28, 2012

We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. We are familiar with the proceedings taken by the Board of Directors of the Company in connection with the authorization, issuance and sale of the Shares and the Warrants. We have examined all such documents as we have considered necessary in order to enable us to render this opinion, including, but not limited to, (i) the Registration Statement, (ii) the Prospectus dated December 15, 2010 included with the Registration Statement (the “Prospectus”), (iii) the Prospectus Supplement, (iv) the Form of Warrant, (v) the Company’s Certificate of Incorporation, as amended, (vi) the Company’s By-laws, (vii) certain resolutions of the Board of Directors of the Company, (viii) corporate records and instruments, and (ix) such laws and regulations as we have deemed necessary for the purposes of rendering the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the authenticity of originals of such documents that have been presented to us as photostatic copies, and that the Shares and Warrants will be issued against payment of valid consideration under applicable law. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers of the Company.

When used in this opinion letter, the term “Applicable Laws” means the New York, Florida and federal laws, rules and regulations that a New York or Florida counsel exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company. Further, “Applicable Laws” with respect to the Company also includes the General Corporation Law of the State of Delaware. For purposes of this opinion letter, we assume that the Shares and Warrants will be issued in compliance with all applicable state securities or blue sky laws.

Based upon the foregoing, we are of the opinion that: (i) the Common Shares (and related Rights) have been duly authorized and, when issued and delivered by the Company against payment therefor as set forth in the Prospectus Supplement, will be validly issued, fully paid and non-assessable and the related Rights, when issued in accordance with the Rights Agreement, will be validly issued preferred stock purchase rights for the Company’s Series A Junior Participating Preferred Stock; (ii) the Warrant Agreement, when executed and delivered by the Company at the closing of the offering, will be a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and (iii) the Warrant Shares issued upon exercise of the corresponding Warrants, when issued, sold and paid for as described in the Prospectus Supplement and the Warrant Agreement, will be validly issued, fully paid and non-assessable, and the related Rights, when issued in accordance with the Rights Agreement, will be validly issued preferred stock purchase rights for the Company’s Series A Junior Participating Preferred Stock.

Each of our opinions are subject to the following qualifications: (i) our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and transfer, or similar laws affecting the rights of creditors’ generally; (ii) our opinions are subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and regardless of whether such enforceability is considered in a proceeding at law or in equity; and (iii) our opinions are limited to Applicable Law (and we do not express any opinion herein concerning any other laws).

Catalyst Pharmaceutical Partners

August 28, 2012

This opinion does not address the determination a court of competent jurisdiction may make regarding whether the board of directors would be required to redeem or terminate, or take other action with respect to, the rights at some future time based on the facts and circumstances existing at that time. This opinion assumes the members of the board of directors have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a Rights Agreement or of Rights issued thereunder would result in invalidating such Rights in their entirety. Further, prior to the occurrence of certain events, none of which have occurred as of the date of the Prospectus Supplement, the Rights will not be exercisable or separable from the common stock.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Prospectus Supplement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission in connection with the filing of the Prospectus Supplement referred to above. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Sincerely,

/s/ AKERMAN SENTERFITT